EXHIBIT 99.1

Oritani Financial Corp. Reports Increased Earnings Per Share and Increased Dividend

TOWNSHIP OF WASHINGTON, N.J., April 24, 2013 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $9.9 million, or $0.23 per basic and diluted common share, for the three months ended March 31, 2013, and $27.9 million, or $0.66 per basic (and $0.65 diluted) common share, for the nine months ended March 31, 2013. This compares to net income of $8.4 million, or $0.20 per basic and diluted common share, for the three months ended March 31, 2012, and $23.4 million, or $0.53 per basic (and $0.52 diluted) common share, for the nine months ended March 31, 2012.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be May 3, 2013 and the payment date will be May 17, 2013. The $0.175 per share dividend represents a 16.7% increase over the Company previous rate of $0.15 per share. The Company has steadily increased dividends in conjunction with increasing earnings per share. After the second step transaction in June, 2010, the Company's dividend rate was $0.075 per share. In just under three years, the Company has increased its dividend rate by 133%. Based on the recent trading range of the Company's common stock, the dividend yield is approximately 4.65%.

"It is truly a pleasure to report yet another quarter of record income for Oritani and yet another dividend increase for our shareholders," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We remain steadfast in our strategic objective to achieve organic growth through origination of high quality loans and growth in core deposits. We believe that this plan will continue to deliver solid benefits to our shareholders."

Comparison of Operating Results for the Periods Ended March 31, 2013 and 2012

Net Income. Net income increased $1.5 million, or 17.8%, to $9.9 million for the quarter ended March 31, 2013, from $8.4 million for the corresponding 2012 quarter. Net income increased $4.5 million, or 19.2%, to $27.9 million for the nine months ended March 31, 2013, from $23.4 million for the corresponding 2012 period. The primary causes of the increased net income in the 2013 periods were increased net interest income and decreased provision for loan losses, partially offset by decreased other income and increased other expenses.

Total Interest Income

The components of interest income for the three months ended March 31, 2013 and 2012, changed as follows:

	Three Months Ended March 31				Increase / (decrease)
	2013		2012			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 30,229	5.53%	$ 27,273	5.90%	$ 2,956	$ 337,696	-0.37%
Dividends on FHLB stock	472	4.27%	427	5.02%	45	10,165	-0.75%
Interest on securities AFS	53	1.77%	88	1.35%	(35)	(14,054)	0.42%
Interest on MBS HTM	243	2.41%	212	2.52%	31	6,706	-0.11%
Interest on MBS AFS	1,582	1.69%	2,490	1.82%	(908)	(174,885)	-0.13%
Interest on federal funds sold and short term investments	1	0.25%	1	0.25%	--	(134)	0.00%
Total interest income	$ 32,580	4.90%	$ 30,491	4.89%	$ 2,089	$ 165,494	0.01%

As discussed in previous public releases, the evidence of the impact of two of the Company's strategic business decisions is provided in the average balance changes. The Company's primary focus is organic growth of multifamily and commercial real estate loans. The average balance of loans increased $337.7 million over the periods. On a linked quarter basis (March 31, 2013 versus December 31, 2012), the average balance of loans grew $70.3 million. The growth was primarily achieved through originations. Loan originations totaled $150.9 million for the three months ended March 31, 2013. The yield on the loan portfolio decreased 37 basis points for the quarter ended March 31, 2013 versus the comparable 2012 period. The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and modifications. The decrease would have been larger; however, prepayment penalties were higher in the 2013 period. Prepayment penalties are recognized as interest on loans. Prepayment penalties totaled $1.5 million in the 2013 period versus $219,000 in the 2012 period. Prepayment penalty provisions are incorporated into all of the Company's multifamily and commercial real estate loan documents. The penalties are intended to provide the Company with compensation if the loan is prepaid. Notwithstanding the prepayment penalties, the current interest rate environment provides an economic incentive for many of our existing loans to refinance. Prepayment penalties boosted annualized loan yield by 28 basis points in the 2013 period versus 5 basis points in the 2012 period. The second strategic business decision evidenced in the table was the determination to no longer deploy the cash flows from the investment portfolio back into new investments. This decision impacted the periods subsequent to September 30, 2012 and was made because the Company determined that the risk/reward profiles of permissible securities no longer warranted additional investment. The average balance of the primary investment category, mortgage-backed securities available for sale, decreased $174.9 million over the periods. The decision has aided overall yield on interest earning assets as the Company now has a lower percentage of its interest earning assets in lower yielding instruments like mortgage backed securities, investment securities and federal funds sold.   The limited increase in yield on interest earnings assets that occurred in 2013 versus 2012 (1 basis point), despite a much lower interest rate environment, is partially attributable to these strategic decisions.

The components of interest income for the nine months ended March 31, 2013 and 2012, changed as follows:

	Nine Months Ended March 31				Increase / (decrease)
	2013		2012			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 88,390	5.59%	$ 80,138	6.01%	$ 8,252	$ 328,518	-0.42%
Dividends on FHLB stock	1,316	4.23%	1,007	4.20%	309	9,561	0.03%
Interest on securities AFS	185	1.68%	774	1.86%	(589)	(40,851)	-0.18%
Interest on MBS HTM	702	2.53%	687	2.59%	15	1,592	-0.06%
Interest on MBS AFS	5,413	1.73%	8,124	1.92%	(2,711)	(149,178)	-0.19%
Interest on federal funds sold and short term investments	3	0.25%	31	0.27%	(28)	(13,773)	-0.02%
Total interest income	$ 96,009	4.89%	$ 90,761	4.87%	$ 5,248	$ 135,869	0.02%

The explanations for changes described above for the three month period are also applicable to the nine month period. Loan originations for the nine months ended March 31, 2013 totaled $510.6 million versus $397.3 million for the 2012 period. Prepayment penalties totaled $4.1 million in the 2013 period versus $703,000 in the 2012 period, and boosted annualized loan yield by 26 basis points in the 2013 period versus 6 basis points in the 2012 period.

Total Interest Expense.

The components of interest expense for the three months ended March 31, 2013 and 2012, changed as follows:

	Three Months Ended March 31				Increase / (decrease)
	2013		2012			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 97	0.23%	$ 156	0.39%	$ (59)	$ 8,094	-0.16%
Money market	512	0.48%	690	0.70%	(178)	29,631	-0.22%
Checking accounts	235	0.35%	213	0.39%	22	51,012	-0.04%
Time deposits	1,167	0.94%	1,977	1.28%	(810)	(125,469)	-0.34%
Total deposits	2,011	0.59%	3,036	0.87%	(1,025)	(36,732)	-0.28%
Borrowings	5,273	2.41%	5,157	3.05%	116	199,948	-0.64%
Total interest expense	$ 7,284	1.31%	$ 8,193	1.59%	$ (909)	$ 163,216	-0.28%

The current interest rate environment has provided an opportunity for the Company to reduce its cost of interest bearing liabilities. The Company has continued its strategic objective of increasing core deposits. However, increases in core account balances have been offset by decreases in time deposits. While the Company remains concerned with the overall deposit total, management believes time deposits can be cost effectively replaced by borrowings in the current environment. During the March, 2013 quarter, strategies to further increase core deposits were deployed. On a linked quarter basis (March 31, 2013 versus December 31, 2012), growth in core deposits (net increase in the average balance of $26.3 million) was largely able to offset outflows in time deposits (decrease in the average balance of $26.4 million) as the average balance of the two periods was essentially static. Management believes this trend can continue. The average balance of borrowings increased significantly ($199.9 million) for the three months ended March 31, 2013 versus the three months ended March 31, 2012, while the cost decreased significantly (64 basis points). Overnight and other short term borrowings totaled $286.7 million at March 31, 2013. These borrowings had a very low cost associated with them and the rate of interest on these borrowings is expected to remain low for the foreseeable future. However, the Company is aware of the risk inherent in short term borrowings. As discussed in prior public filings, the Company has taken steps to mitigate the risk associated with its borrowing position and began deploying strategies to mitigate this risk in April, 2013. On April 9, 2013, $20.0 million in short term advances were replaced with 10 year fixed rate advances with a rate of 2.11%. On April 11, the Company committed to a deferred interest rate hedge in a notional amount of $50.0 million. The Company will begin exchanging cash flows under this hedge in April, 2016. The Company will receive Libor and pay 2.634%. Cash flows will be exchanged for seven years and cease in April, 2023.

The components of interest expense for the nine months ended March 31, 2013 and 2012, changed as follows:

	Nine Months Ended March 31				Increase / (decrease)
	2013		2012			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 292	0.23%	$ 527	0.45%	$ (235)	$ 10,405	-0.22%
Money market	1,622	0.49%	2,208	0.76%	(586)	51,379	-0.27%
Checking accounts	508	0.29%	638	0.43%	(130)	35,545	-0.14%
Time deposits	4,058	1.04%	6,638	1.37%	(2,580)	(121,871)	-0.33%
Total deposits	6,480	0.63%	10,011	0.96%	(3,531)	(24,542)	-0.33%
Borrowings	15,972	2.60%	15,428	3.30%	544	193,447	-0.70%
Total interest expense	$ 22,452	1.37%	$ 25,439	1.69%	$ (2,987)	$ 168,905	-0.32%

The explanations for changes described above for the three month period are also applicable to the nine month period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $3.0 million, or 13.4%, to $25.3 million for the three months ended March 31, 2013, from $22.3 million for the three months ended March 31, 2012. Net interest income increased by $8.2 million, or 12.6%, to $73.6 million for the nine months ended March 31, 2013, from $65.3 million for the nine months ended March 31, 2012. The Company's net interest income, spread and margin over the period are detailed in the table below.

	Including Prepayment Penalties			Excluding Prepayment Penalties
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
March 31, 2013	$ 25,296	3.59%	3.80%	$ 23,811	3.37%	3.58%
December 31, 2012	24,071	3.44%	3.67%	22,872	3.26%	3.49%
September 30, 2012	24,190	3.50%	3.76%	22,788	3.29%	3.54%
June 30, 2012	23,335	3.40%	3.66%	22,677	3.30%	3.56%
March 31, 2012	22,298	3.30%	3.58%	22,079	3.26%	3.54%

A component of the strong performance of net interest income has been prepayment penalties (discussed in Total Interest Income). The impact of the prepayment penalties has been significant and the results exclusive of prepayment penalties are also presented above. Spread and margin were relatively stable early in the fiscal year but declined somewhat in the December, 2012 quarter. The increases realized in the March, 2013 quarter are due to reduced level of nonaccrual loans as well as non-recurring income and deferred fees realized in conjunction with the resolution of nonaccrual loans. The spread and margin for the March, 2013 quarter exclusive of these non-recurring items (and prepayment penalties) were 3.22% and 3.44%, respectively.

As previously stated, the Company expects that its spread and margin will remain under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit and borrowing costs; promotional interest costs to attract new deposit customers and increases in borrowing costs which may be necessary to reduce interest rate risk.   The Company has been able to largely offset these pressures. Several factors have contributed to this result. One such factor has been the utilization of short term borrowings.  The shifting of assets out of investments and into higher yielding loans also contributed to increased spread, margin and net interest income. In addition, the Company has been able to lower the cost of overall deposits.  The Company believes that the most effective means for it to offset the impact of decreased spread and margin is loan growth, through quality loan originations. The Company has been able to achieve quality loan growth which remains one of its strategic goals. The Company's largest interest rate risk exposure is to a flat or inverted yield curve

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $223,000 and $1.5 million for the three and nine months ended March 31, 2013, respectively, and $293,000 and $943,000 for the three and nine months ended March 31, 2012, respectively.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $600,000 for the three months ended March 31, 2013 as compared to $1.5 million for the three months ended March 31, 2012. The Company recorded provisions for loan losses of $3.6 million for the nine months ended March 31, 2013 as compared to $7.0 million for the nine months ended March 31, 2012. A rollforward of the allowance for loan losses for the three and nine months ended March 31, 2013 and 2012 is presented below:

	Quarter ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012
	(Dollars in thousands)
Balance at beginning of period	$31,909	$28,819	$31,187	$26,514
Provisions charged to operations	600	1,500	3,600	7,000
Recoveries of loans previously charged off	35	59	152	59
Loans charged off	582	129	2,977	3,324
Balance at end of period	$31,962	$30,249	$31,962	$30,249

Allowance for loan losses to total loans	1.41%	1.55%	1.41%	1.55%
Net charge-offs (annualized) to average loans outstanding	0.10%	0.02%	0.18%	0.24%

The primary contributors to the current level of provision for loan losses are the delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors.

Delinquency and non performing asset information is provided below:

	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 7,241	$ 8,169	$ 15,544	$ 13,783	$ 11,325
60 - 89 days past due	3,948	7,005	7,363	8,555	7,900
Nonaccrual	24,304	29,401	26,275	18,342	18,715
Total	$ 35,493	$ 44,575	$ 49,182	$ 40,680	$ 37,940

Non Performing Asset Totals
Nonaccrual loans, per above	$ 24,304	$ 29,401	$ 26,275	$ 18,342	$ 18,715
Real Estate Owned	4,361	2,817	2,837	2,740	4,266
Total	$ 28,665	$ 32,218	$ 29,112	$ 21,082	$ 22,981

Nonaccrual loans to total loans	1.07%	1.32%	1.22%	0.90%	0.96%
Delinquent loans to total loans	1.57%	2.01%	2.28%	2.00%	1.95%
Non performing assets to total assets	1.02%	1.15%	1.04%	0.78%	0.87%

All three categories of delinquent loans decreased from the December 31, 2012 total but, in management's opinion, remain at an elevated level. There was a net reduction in nonaccrual loans over the quarter. The title was obtained to a $2.0 million mixed use building and it was transferred to REO. In addition, a $2.5 million construction loan paid in full. While pleased with these developments, management was disappointed that further progress could not be reported at this time. Management continues to work diligently to remedy these matters.

At March 31, 2013, there are seven nonaccrual loans with balances greater than $1.0 million, as well as one related group of seven nonaccrual loans totaling $3.5 million. These loans are discussed below:

  A $3.2 million construction loan for a luxury home in Morris County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of March 31, 2013, primarily due to a low estimated loan to value. The loan had paid as agreed, but the collateral for the loan remained unsold upon maturity. The borrower verbally agreed to extension terms acceptable to the Company in January, 2013. However, execution of this agreement did not occur, the borrower has not honored the negotiated terms and the Company has resumed pursuit of a legal remedy.
  A $1.7 million construction loan for a luxury home in Morris County, New Jersey. The Company reached a settlement and forbearance agreement with the borrower on this matter during the quarter ended March 31, 2012. As part of the agreement, the borrower is completing the home with no additional funding from Oritani, which serves to further lower the loan to value on this loan. The loan is classified as a nonaccrual troubled debt restructuring ("TDR") as of March 31, 2013. As such, this loan is included in the nonaccrual loan total at March 31, 2013. However, the borrower has complied with all facets of the new agreement since its origination, including interest payments, and is fully current. The home is approximately 90% complete and will be marketed for sale shortly.
  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $205,000 impairment reserve remains against this loan as of March 31, 2013. Oritani is pursuing legal remedies.
  A $1.1 million loan on a mixed use property in Bergen County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $265,000 impairment reserve remains against this loan as of March 31, 2013. The borrower fully complied with the payment demands of the Company over the quarter; the loan is less than 60 days delinquent as of March 31, 2013. While it currently appears likely that the borrower will agree to the forbearance terms demanded by the Company (including the pledge of additional collateral) and that the foreclosure action will be held in abeyance as long as borrower is in compliance with the agreement, there can be no assurances that this will occur.
  A $2.5 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of March 31, 2013. There is a pending contract for sale of this property for $3.7 million. The closing is being delayed due to legal matters related to the seller, including bankruptcy.
  A $2.4 million loan on a warehouse/light industrial building in Bergen County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of March 31, 2013, primarily due to a low estimated loan to value. Oritani is pursuing legal remedies as well as other avenues to secure repayment in full.
  A $2.3 million loan on a student housing facility in Luzerne County, Pennsylvania. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $458,000 impairment reserve was established as of March 31, 2013. Oritani is pursuing legal remedies as well as other avenues to secure repayment in full.
  A $3.5 million loan relationship encompassing seven loans on six properties. All of the properties are in Bergen County, New Jersey. Each of the loans comprising the relationship is classified as impaired. Five of the properties are commercial real estate buildings and one is a single family home. In accordance with the results of the impairment analysis for this loan, an $832,000 impairment reserve was established as of March 31, 2013. A rent receiver has been appointed and Oritani is receiving the net rents from the properties. Oritani is pursuing legal remedies as well as other avenues to secure repayment in full.

There are ten other multifamily/commercial real estate loans, totaling $3.6 million, classified as nonaccrual at March 31, 2013. The largest of these loans has a balance of $780,000.

There are ten other residential loans, totaling $2.6 million, classified as nonaccrual at March 31, 2013. The largest of these loans has a balance of $740,000.

Other Income. Other income decreased $508,000 to $1.0 million for the three months ended March 31, 2013, from $1.5 million for the three months ended March 31, 2012.  The decrease is primarily due to a $483,000 decrease on income from investments in joint ventures. The reason primarily relates to one commercial property that incurred flood damage in 2011 (fiscal 2012). Repairs on this property were extensive and the situation has caused changes in the tenant base. An overall loss of $41,000 was incurred on investments in real estate joint ventures for the quarter ended March 31, 2013, primarily due to the results at the commercial property. However, a nonrecurring insurance claim of $488,000 pertaining to this 2011 flood was received and recognized as income the March, 2012 quarter. This is the primary reason for the income fluctuation between the periods. As discussed in prior public releases, income is expected to be below historical levels for (at least) the next six months.

Other income decreased $1.2 million to $3.1 million for the nine months ended March 31, 2013 from $4.3 million for the nine months ended March 31, 2012. The nine month period was also impacted by the issue described above regarding income from investments in joint ventures. In addition, a net gain on sale of assets of $630,000 was realized in 2012. This net gain primarily pertained to the sale of a loan classified as held for sale. Gains on sale of assets totaled $131,000 in the 2013 period (primarily due to gains in conjunction with REO disposals and loan sales) resulting in a decrease of $499,000 between the periods.

Operating Expenses. Operating expenses increased $1.1 million to $9.9 million for the three months ended March 31, 2013, from $8.8 million for the three months ended March 31, 2012. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $849,000 to $7.1 million for the three months ended March 31, 2013, from $6.3 million for the three months ended March 31, 2012.  The increase was primarily due to expenses associated with the Company's qualified and nonqualified benefit plans as well as health insurance expense. Increases in the trading price of Company's common stock caused an increase in ESOP expense. There were also increases totaling $198,000 in direct compensation due to additional staffing and salary adjustments.

Operating expenses increased $2.6 million to $28.6 million for the nine months ended March 31, 2013, from $26.1 million for the nine months ended March 31, 2012. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $2.7 million to $21.0 million for the nine months ended March 31, 2013, from $18.3 million for the nine months ended March 31, 2012.  The nine month period was affected by the items described above for the three month period but further impacted by costs associated with stock based compensation.  Stock awards and options were granted under the Company's 2011 Equity Incentive Plan ("the Equity Plan") on August 18, 2011. The 2012 period contains 7.5 months of amortization of Equity Plan costs versus 9 months in the 2013 period.  Expenses associated with the Equity Plan were $765,000 greater in the 2013 period versus the 2012 period.

Income Tax Expense. Income tax expense for the three months ended March 31, 2013 was $5.9 million due to pre-tax income of $15.8 million, resulting in an effective tax rate of 37.2%.  Income tax expense for the three months ended March 31, 2012 was $5.1 million due to pre-tax income of $13.5 million, resulting in an effective tax rate of 37.6%.  Income tax expense for the nine months ended March 31, 2013, was $16.6 million, due to pre-tax income of $44.4 million, resulting in an effective tax rate of 37.3%. For the nine months ended March 31, 2012, income tax expense was $13.2 million, due to pre-tax income of $36.6 million, resulting in an effective tax rate of 36.1%.

Comparison of Financial Condition at March 31, 2013 and June 30, 2012

Total Assets.  Total assets increased $114.2 million, or 4.2%, to $2.82 billion at March 31, 2013, from $2.70 billion at June 30, 2012. The primary investing activity was in loans funded by increases in short term borrowings and cash flows from the investment portfolio.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $2.7 million to $8.7 million at March 31, 2013, from $11.4 million at June 30, 2012.

Net Loans. Loans, net increased $229.5 million, or 11.5%, to $2.22 billion at March 31, 2013, from $1.99 billion at June 30, 2012. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $510.6 million for the nine months ended March 31, 2013 versus $397.3 million for the nine months ended March 31, 2012.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS decreased $125.8 million to $348.1 million at March 31, 2013, from $473.9 million at June 30, 2012. Management continues to view mortgage-backed securities as an unappealing investment in the current climate.

Real Estate Owned. Real estate owned totaled $4.4 million at March 31, 2013 and consisted of six properties. Five of these properties are presently under contract for sale at amounts that exceed the current book value of the properties. The only property that is not under contract at this time has a book value of $552,000.

Deposits. Deposits decreased $23.7 million, or 1.7%, to $1.37 billion at March 31, 2013, from $1.39 billion at June 30, 2012. Growth in core deposit accounts was offset by outflows of time deposits.

Borrowings. Borrowings increased $131.2 million, or 17.6%, to $877.1 million at March 31, 2013, from $745.9 million at June 30, 2012.

Stockholders' Equity. Stockholders' equity increased $857,000 to $511.6 million at March 31, 2013, from $510.7 million at June 30, 2012.  The increase was primarily due to net income plus the release of ESOP and Equity Plan shares, partially offset by dividends, including a $0.40 special dividend paid in December, 2012. Based on our March 31, 2013 closing price of $15.49 per share, the Company stock was trading at 137.4% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

 Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	June 30,
Assets	2013	2012
	(unaudited)
Cash on hand and in banks	$ 3,891	$ 4,016
Federal funds sold and short term investments	4,843	7,423
Cash and cash equivalents	8,734	11,439

Loans, net	2,222,267	1,992,817
Securities available for sale, at fair value	11,991	26,031
Mortgage-backed securities held to maturity, fair value of $44,701 and $37,648 at March 31, 2013 and June 30, 2012, respectively	43,342	36,130
Mortgage-backed securities available for sale, at fair value	348,093	473,920
Bank Owned Life Insurance (at cash surrender value)	58,203	46,283
Federal Home Loan Bank of New York stock ("FHLB"), at cost	44,286	38,222
Accrued interest receivable	9,888	10,630
Investments in real estate joint ventures, net	5,349	5,441
Real estate held for investment	920	1,123
Real estate owned	4,361	2,740
Office properties and equipment, net	15,122	15,442
Deferred tax assets	31,331	25,570
Other assets	11,318	15,194
Total Assets	$ 2,815,205	$ 2,700,982

Liabilities
Deposits	$ 1,366,000	$ 1,389,706
Borrowings	877,072	745,865
Advance payments by borrowers for taxes and insurance	16,301	15,217
Official checks outstanding	4,761	3,852
Other liabilities	39,505	35,633
Total liabilities	2,303,639	2,190,273

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued and 45,371,031 shares outstanding at March 31, 2013; 56,245,065 shares issued and 45,198,765 shares outstanding at June 30, 2012.	562	562
Additional paid-in capital	498,125	495,704
Unallocated common stock held by the employee stock ownership plan	(26,204)	(27,582)
Restricted Stock Awards	(15,730)	(19,146)
Treasury stock, at cost; 10,874,034 shares at March 31, 2013 and 11,046,300 shares at June 30, 2012	(141,402)	(143,469)
Retained income	192,280	200,718
Accumulated other comprehensive income, net of tax	3,935	3,922
Total stockholders' equity	511,566	510,709
Total Liabilities and Stockholders' Equity	$ 2,815,205	$ 2,700,982

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Nine Months Ended March 31, 2013 and 2012
(In thousands, except share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012
	unaudited
Interest income:
Mortgage loans	$ 30,229	$ 27,273	$ 88,390	$ 80,138
Dividends on FHLB stock	472	427	1,316	1,007
Securities available for sale	53	88	185	774
Mortgage-backed securities held to maturity	243	212	702	687
Mortgage-backed securities available for sale	1,582	2,490	5,413	8,124
Federal funds sold and short term investments	1	1	3	31
Total interest income	32,580	30,491	96,009	90,761

Interest expense:
Deposits	2,011	3,036	6,480	10,011
Borrowings	5,273	5,157	15,972	15,428
Total interest expense	7,284	8,193	22,452	25,439

Net interest income before provision for loan losses	25,296	22,298	73,557	65,322

Provision for loan losses	600	1,500	3,600	7,000
Net interest income	24,696	20,798	69,957	58,322

Other income:
Service charges	214	245	664	857
Real estate operations, net	222	302	848	888
Net (loss) income from investments in real estate joint ventures	(41)	442	(29)	858
Bank-owned life insurance	460	391	1,320	1,195
Net gain on sale of assets	87	73	131	630
Net loss on sale of and write down of securities	—	—	—	(262)
Other income	63	60	183	173
Total other income	1,005	1,513	3,117	4,339

Other expenses:
Compensation, payroll taxes and fringe benefits	7,110	6,261	20,991	18,295
Advertising	91	137	271	407
Office occupancy and equipment expense	737	656	2,119	1,934
Data processing service fees	410	413	1,217	1,088
Federal insurance premiums	385	322	986	938
Real estate owned operations	189	124	299	672
Other expenses	983	919	2,761	2,750
Total other expenses	9,905	8,832	28,644	26,084

Income before income tax expense	15,796	13,479	44,430	36,577
Income tax expense	5,879	5,064	16,556	13,201
Net income	$ 9,917	$ 8,415	$ 27,874	$ 23,376

Income per basic common share	$ 0.23	$ 0.20	$ 0.66	$ 0.53
Income per diluted common share	$ 0.23	$ 0.20	$ 0.65	$ 0.52

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	March 31, 2013			March 31, 2012
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,187,996	$ 30,229	5.53%	$ 1,850,300	$ 27,273	5.90%
Federal Home Loan Bank Stock	44,164	472	4.27%	33,999	427	5.02%
Securities available for sale	11,947	53	1.77%	26,001	88	1.35%
Mortgage backed securities held to maturity	40,308	243	2.41%	33,602	212	2.52%
Mortgage backed securities available for sale	373,844	1,582	1.69%	548,729	2,490	1.82%
Federal funds sold and short term investments	1,466	1	0.25%	1,600	1	0.25%
Total interest-earning assets	2,659,725	32,580	4.90%	2,494,231	30,491	4.89%
Non-interest-earning assets	138,491			111,570
Total assets	$ 2,798,216			$ 2,605,801

Interest-bearing liabilities:
Savings deposits	168,826	97	0.23%	160,732	156	0.39%
Money market	422,485	512	0.48%	392,854	690	0.70%
Checking accounts	269,308	235	0.35%	218,296	213	0.39%
Time deposits	494,394	1,167	0.94%	619,863	1,977	1.28%
Total deposits	1,355,013	2,011	0.59%	1,391,745	3,036	0.87%
Borrowings	875,740	5,273	2.41%	675,792	5,157	3.05%
Total interest-bearing liabilities	2,230,752	7,284	1.31%	2,067,537	8,193	1.59%
Non-interest-bearing liabilities	56,873			27,198
Total liabilities	2,287,625			2,094,735
Stockholders' equity	510,591			511,066
Total liabilities and stockholders' equity	$ 2,798,216			$ 2,605,801

Net interest income		$ 25,296			$ 22,298
Net interest rate spread (2)			3.59%			3.30%
Net interest-earning assets (3)	$ 428,973			$ 426,694
Net interest margin (4)			3.80%			3.58%
Average of interest-earning assets to interest-bearing liabilities			119.23%			120.64%

__________________________________________
(1) Includes nonaccrual loans.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Nine Months Ended (unaudited)
	March 31, 2013			March 31, 2012

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,107,814	$ 88,390	5.59%	$ 1,779,296	$ 80,138	6.01%
Federal Home Loan Bank Stock	41,509	1,316	4.23%	31,948	1,007	4.20%
Securities available for sale	14,706	185	1.68%	55,557	774	1.86%
Mortgage backed securities held to maturity	36,978	702	2.53%	35,386	687	2.59%
Mortgage backed securities available for sale	416,133	5,413	1.73%	565,311	8,124	1.92%
Federal funds sold and short term investments	1,478	3	0.25%	15,251	31	0.27%
Total interest-earning assets	2,618,618	96,009	4.89%	2,482,749	90,761	4.87%
Non-interest-earning assets	131,522			108,259
Total assets	$ 2,750,140			$ 2,591,008

Interest-bearing liabilities:
Savings deposits	166,570	292	0.23%	156,165	527	0.45%
Money market	437,688	1,622	0.49%	386,309	2,208	0.76%
Checking accounts	234,424	508	0.29%	198,879	638	0.43%
Time deposits	522,649	4,058	1.04%	644,520	6,638	1.37%
Total deposits	1,361,331	6,480	0.63%	1,385,873	10,011	0.96%
Borrowings	817,620	15,972	2.60%	624,173	15,428	3.30%
Total interest-bearing liabilities	2,178,951	22,452	1.37%	2,010,046	25,439	1.69%
Non-interest-bearing liabilities	56,733			42,540
Total liabilities	2,235,684			2,052,586
Stockholders' equity	514,456			538,422
Total liabilities and stockholder's equity	$ 2,750,140			$ 2,591,008

Net interest income		$ 73,557			$ 65,322
Net interest rate spread (2)			3.52%			3.18%
Net interest-earning assets (3)	$ 439,667			$ 472,703
Net interest margin (4)			3.75%			3.51%
Average of interest-earning assets to interest-bearing liabilities			120.18%			123.52%
__________________________________________
(1) Includes nonaccrual loans.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400